Exhibit 99.1

CION Investment Corporation Announces Issuance of Approximately $34 Million of Additional Series A Unsecured Notes in Israel

Additional Series A Unsecured Notes are rated A1.i1

NEW YORK, NY (October 11, 2023)--(BUSINESS WIRE)--CION Investment Corporation (NYSE: CION) (“CION”) announced today that it closed an additional offering in Israel of approximately $33.7 million in aggregate principal amount of its Series A Unsecured Notes due 2026 (the “Additional Notes”). The Additional Notes were issued by way of expanding, and have the same terms and conditions as, the existing Series A Unsecured Notes due 2026 that were issued by CION in February 2023.

The Additional Notes will bear interest at a floating rate equal to the Secured Overnight Financing Rate plus a credit spread of 3.82% per year, which will be paid quarterly commencing on November 30, 2023. The Additional Notes will mature on August 31, 2026 and may be redeemed in whole or in part at CION’s option at par plus a “make-whole” premium, if applicable. The Additional Notes will be general, unsecured obligations and rank equal in right of payment with all of CION’s existing and future unsecured indebtedness. The Additional Notes are rated A1.il by Midroog Ltd., an affiliate of Moody’s.

The Additional Notes listed and commenced trading on the Tel Aviv Stock Exchange Ltd. (the “TASE”) on October 10, 2023. CION expects to use the net proceeds of this offering to make investments in portfolio companies in accordance with its investment objectives and for working capital and general corporate purposes.

Leader Underwriters (1993) Ltd. is acting as sole distributor and advisor for this offering.

The Additional Notes were sold in an offshore transaction to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Additional Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Additional Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Michael A. Reisner, co-CEO of CION stated, “We are grateful for the continued enthusiastic backing and keen interest shown by institutional investors from Israel for this offering. This offering allows us to remain naturally hedged with our predominantly floating rate investment portfolio and allows us to attractively invest in all interest rate environments without having to speculate on the timing, sizing, and direction of future actions of the Federal Reserve. We continue to see robust deal flow as we aim to deliver steady returns to our shareholders over the long haul.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in total assets as of June 30, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "project," "target," "estimate," "intend," "continue," or "believe" or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled "Risk Factors" and "Forward-Looking Statements" in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Reports on Form 8-K, which CION filed with the SEC on February 28, 2023 and October 11, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Reports on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media
Susan Armstrong
sarmstrong@cioninvestments.com

Investor Relations
1-800-343-3736

Analysts and Institutional Investors
James Carbonara
Hayden IR
(646)-755-7412
James@haydenir.com